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Federated Investors, Inc.
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FEDERATED INVESTORS, INC.

Federated Investors Tower

Pittsburgh, Pennsylvania 15222-3779

INFORMATION STATEMENT

March 14, 2019

INTRODUCTION

This Information Statement is furnished to the shareholders (the “Shareholders”) of Federated Investors, Inc. (including its consolidated subsidiaries, “Federated”, or the “Company”) by its Board of Directors (the “Board”) in connection with the Annual Meeting of the Shareholders to be held on Thursday, April 25, 2019 in Liberty Center 5-Star Conference Room, Suite 200, 1001 Liberty Avenue, Pittsburgh, Pennsylvania, 15222 at 4:00 p.m. local time (the “Annual Meeting”). Action will be taken at the Annual Meeting for: (i) the election of directors; and (ii) any other business that properly comes before the meeting.

Federated has shares of both Class A Common Stock, no par value per share (the “Class A Common Stock”), and Class B Common Stock, no par value per share (the “Class B Common Stock”), issued and outstanding. The Class B Common Stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “FII”. Except under certain limited circumstances, the entire voting power of Federated is vested in the holder of the outstanding shares of the Class A Common Stock. All of the outstanding shares of Class A Common Stock are held by a Voting Shares Irrevocable Trust, dated May 31, 1989 (the “Voting Trust”), and will be voted in person at the Annual Meeting. Accordingly, Federated is not soliciting proxies for the Annual Meeting, but is providing this Information Statement to its Shareholders in accordance with Rule 14c-2 (17 C.F.R. §240.14c-2) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Effective July 1, 2018, Federated acquired a majority interest in Hermes Fund Managers Limited (including its subsidiaries, “Hermes”). For purposes of this Information Statement, references to “Federated” or the “Company” are intended to include Hermes from and after July 1, 2018.

This Information Statement is being mailed and/or furnished to the Shareholders on or about March 14, 2019. Federated’s 2018 Annual Report to Shareholders (the “2018 Annual Report”) accompanies this Information Statement.

SHAREHOLDERS SHARING THE SAME ADDRESS

Federated has adopted a procedure called “householding”, which has been approved by the Securities and Exchange Commission (“SEC”). Under this procedure, Federated will deliver only one copy of its 2018 Annual Report and this Information Statement to multiple Shareholders who share the same address and last name unless contrary instructions have been received from an affected Shareholder. Federated will deliver promptly upon written or oral request a separate copy of the 2018 Annual Report and this Information Statement to any Shareholder at a shared address to which a single copy of either of these documents was delivered. To receive a separate copy of the 2018 Annual Report or this Information Statement, please contact: Corporate Communications, Federated Investors Tower, 1001 Liberty Avenue, Pittsburgh, PA 15222-3779 or call 1-800-341-7400.

If you are a Shareholder, share an address and last name with one or more other Shareholders and would like to revoke your householding consent, or you are a Shareholder and are eligible for householding and would like to participate in householding, please contact: Broadridge, ATTN: Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or call 1-800-542-1061.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF THE 2018 ANNUAL REPORT AND

INFORMATION STATEMENT FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 25, 2019.

THIS INFORMATION STATEMENT AND THE 2018 ANNUAL REPORT ARE AVAILABLE ON THE

INTERNET AT https://corp.federatedinvestors.com.

VOTING SECURITIES

Except under certain limited circumstances, the entire voting power of Federated is vested in the holder of the outstanding shares of the Class A Common Stock. All of the outstanding shares of Class A Common Stock are held by the Voting Trust, and will be voted in person at the Annual Meeting. Only the holder of record of Class A Common Stock at the close of business on February 25, 2019 (the record date for the Annual Meeting) will be entitled to vote at the Annual Meeting or any adjournment or adjournments thereof. On the record date, 9,000 shares of Class A Common Stock were outstanding, all of which were held by the Voting Trust, the three trustees of which are J. Christopher Donahue, Federated’s President and Chief Executive Officer and Chairman of the Board, Thomas R. Donahue, Federated’s Vice President, Chief Financial Officer, and Treasurer, and a member of the Board, and Rhodora J. Donahue, their mother, for the benefit of certain members of the Donahue family. Accordingly, Federated qualifies as a “controlled company” under Section 303A of the New York Stock Exchange Listed Company Manual (the “NYSE Rules”) and qualifies for and relies upon certain exemptions available to controlled companies under the NYSE Rules. A “controlled company” is not required to comply with certain requirements of the NYSE Rules, such as the requirements of NYSE Rules 303A.01 (requiring a majority of independent directors), 303A.04 (requiring a nominating committee consisting entirely of independent directors) and 303A.05 (requiring a compensation committee consisting entirely of independent directors).

The presence of the holder of the Class A Common Stock, constituting all of the votes that all Shareholders are entitled to cast on the election of directors, will constitute a quorum for the transaction of business at the Annual Meeting. Any business transacted at the Annual Meeting shall be authorized upon receiving the affirmative vote of a majority of the votes cast by all Shareholders entitled to vote thereon. Under the terms of the Voting Trust, the trustees are authorized to vote the shares owned by the Voting Trust, and, as a result, all of the outstanding shares of Class A Common Stock will be voted in person at the Annual Meeting. Each share of Class A Common Stock is entitled to one vote. Directors will be elected by a plurality of the votes cast meaning the six nominees who receive the greatest number of “FOR” votes will be elected. Cumulative voting is not allowed. The trustees of the Voting Trust have advised Federated that they intend to vote in favor of all the directors nominated by the Board.

Under Federated’s Restated Articles of Incorporation, the Class A Common Stock of Federated is not entitled to an economic premium over the Class B Common Stock of Federated, including in connection with (1) distributions and dividends, and (2) a “Company Sale” (which includes (a) an acquisition of Federated by another entity by means of any transaction or series of related transactions (including without limitation, any reorganization, merger or stock purchase), and (b) a sale of all or substantially all of the assets of Federated). Specifically, the Class A Common Stock and Class B Common Stock of Federated currently have equal rights to dividends and distributions, when declared, whether in cash or stock, and shall receive the same amount of consideration per share, notwithstanding any differences in voting rights, in the event of a purchase of Federated by another entity by means of any transaction or series of related transactions (including without limitation, any reorganization, merger, consolidation or stock purchase) or a sale of all or substantially all of the assets of Federated.

BOARD OF DIRECTORS AND ELECTION OF DIRECTORS

The Board currently consists of six members. The current directors of Federated are: Messrs. Joseph C. Bartolacci, J. Christopher Donahue, Thomas R. Donahue, Michael J. Farrell and John B. Fisher, and Ms. Marie Milie Jones. Under Federated’s bylaws, directors are elected at each annual meeting and each director holds office until the expiration of the term of one year for which he or she was elected and until a successor is elected and qualified.

The Board has nominated Messrs. Joseph C. Bartolacci, J. Christopher Donahue, Thomas R. Donahue, Michael J. Farrell and John B. Fisher, and Ms. Marie Milie Jones, for re-election as directors. All of the nominees currently serve as members of the Board.

Joseph C. Bartolacci Age 58

Mr. Joseph C. Bartolacci was appointed to the Board in October 2016. Since 2006, Mr. Joseph C. Bartolacci has served as Chief Executive Officer of Matthews International Corporation (“Matthews”), a provider principally of brand solutions, memorialization products and industrial products. He also serves as President of Matthews. From 2005 to 2006, he was President and Chief Operating Officer of Matthews. Since 2005, Mr. Joseph C. Bartolacci also has served as a member of the Board of Directors of Matthews. Prior to 2005, he held various positions within Matthews, including President, Casket Division; Executive Vice President of Matthews; President, Matthews Europe; President, Caggiati, S.p.A. (a wholly-owned subsidiary of Matthews) and General Counsel of Matthews. He also serves on the Matthews Pension Board, the Board of the Jas. H. Matthews & Co. Educational and Charitable Trust, the boards of various subsidiaries of Matthews, and the Board of Directors of the Carnegie Science Center. Mr. Joseph C. Bartolacci also previously served on the Board of Directors of Saint Vincent College and on the Citizens Bank Mid-Atlantic Regional Advisory Board.

In determining that Mr. Joseph C. Bartolacci should serve as a director of Federated, the Board identified his background in accounting (B.A., Accounting, Saint Vincent College and past experience as a Certified Public Accountant), his experience as a lawyer in private practice at Reed Smith LLP and as General Counsel of Matthews, his business and senior management experience at Matthews, and his experience serving as a board member of Matthews.

J. Christopher Donahue Age 69

Mr. J. Christopher Donahue has served as director, President and Chief Executive Officer of Federated since 1998 and was elected as Chairman of Federated effective April 28, 2016. He also serves as a director, trustee or officer of various Federated subsidiaries. He is President of 29 investment companies managed by subsidiaries of Federated. He is also director or trustee of 32 investment companies managed by subsidiaries of Federated. Mr. J. Christopher Donahue is the brother of Mr. Thomas R. Donahue who serves as Vice President, Treasurer, and Chief Financial Officer and director of Federated.

In determining that Mr. J. Christopher Donahue should serve as a director of Federated, the Board identified his wealth of knowledge of Federated and its subsidiaries as Chief Executive Officer of the Company, his legal background, his knowledge of the investment management industry and his general executive management experience.

Thomas R. Donahue Age 60

Mr. Thomas R. Donahue has served as Vice President, Treasurer and Chief Financial Officer of Federated since 1998. Mr. Thomas R. Donahue previously served as a member of the Board from May 1998 to April 2004 and was re-elected to the Board on April 28, 2016. He also serves as an Assistant Secretary of Federated and he is President of FII Holdings, Inc., a wholly-owned subsidiary of Federated. Mr. Thomas R. Donahue also serves as a director, trustee or officer of various other Federated subsidiaries. He is also director or trustee of six investment companies managed by subsidiaries of Federated. Mr. Thomas R. Donahue is the brother of Mr. J. Christopher Donahue who serves as President, Chief Executive Officer, Chairman and director of Federated.

In determining that Mr. Thomas R. Donahue should serve as a director of Federated, the Board identified his wealth of knowledge of Federated and its subsidiaries as Chief Financial Officer of the Company, his corporate finance background, his knowledge of the investment management industry, his service on several other boards of directors, and his general executive management experience.

Michael J. Farrell Age 69

Mr. Michael J. Farrell was elected to the Board in August 1998. He has been the President of Farrell & Co., a merchant banking firm specializing in heavy manufacturing companies, since 1982. Additionally, he served as Chief Executive Officer of Standard Steel, LLC, a vertically integrated manufacturer and marketer of forged steel railway wheels and axles, from July 2001 until its acquisition in August 2011, at which time he resigned from the company. He has also served in executive capacities for MK Rail Corporation, Motor Coils Manufacturing Co. and Season-All Industries. Mr. Michael J. Farrell is a Certified Public Accountant. Prior to his resignation on March 4, 2014, Mr. Michael J. Farrell was a member of the Board of Directors of TriState Capital Holdings, Inc.

In determining that Mr. Michael J. Farrell should serve as a director of Federated, the Board identified his extensive background in finance as President of a merchant banking firm and his general executive management experience.

John B. Fisher Age 62

Mr. John B. Fisher has served as Vice President of Federated since 1998. Mr. John B. Fisher previously served as a member of the Board from May 1998 to April 2004 and was re-elected to the Board on April 28, 2016. He has also been President and Chief Executive Officer of the Federated Advisory Companies since 2006 and serves as a board member for each of these subsidiaries that are wholly-owned by Federated. He also serves as a director, trustee or officer of certain other Federated subsidiaries. Prior to 2006, he served as the President of the Institutional Sales Division of Federated Securities Corp., a wholly owned subsidiary of Federated. Mr. John B. Fisher is President of three, and director or trustee of 26, investment companies managed by subsidiaries of Federated.

In determining that Mr. John B. Fisher should serve as a director of Federated, the Board identified his wealth of knowledge of Federated and its subsidiaries as a Vice President of the Company, his financial, sales and investment background, his knowledge of the investment management industry, and his general executive management experience.

Marie Milie Jones Age 56

Ms. Marie Milie Jones was elected to the Board in April 2014. Since June 2011, she been a founding partner of JonesPassodelis PLLC, a law firm that concentrates in, among other areas, civil rights and employment law, commercial litigation, and professional liability law. In addition, from 1987 until June 2011, Ms. Marie Milie Jones practiced law at Meyer, Darragh, Buckler, Bebeneck & Eck P.L.L.C., where she was elected partner in 1993 and managing partner in 1998.

In determining that Ms. Marie Milie Jones should serve as a director of Federated, the Board identified her extensive legal and management experience as a law firm partner, managing partner and founding partner, as well as her fourteen years of experience serving as a board member for Duquesne University, where she was Chairman of the Board from 2009 until her service on the board concluded in July 2017, and for St. Vincent’s Seminary Board of Regents.

Only the number of nominees named above (six) are eligible for election at the 2019 Annual Meeting.

The Board has determined that Messrs. Joseph C. Bartolacci and Michael J. Farrell, and Ms. Marie Milie Jones, are “independent” as defined by the NYSE Rules. In making this determination, the Board considered all relevant facts and circumstances. The Board has determined that Messrs. Joseph C. Bartolacci and Michael J. Farrell, and Ms. Marie Milie Jones, have no relationship with Federated that impacts their independence.

In Memoriam

Richard B. Fisher

(Former Vice Chairman of Federated Investors, Inc., Chairman of Federated Securities Corp., and Officer of the Federated Funds)

Richard B. (“Dick”) Fisher, along with John F. (“Jack”) Donahue and Thomas J. Donnelly, Esq., co-founded Federated in 1955 and served as a leader, particularly for Federated’s sales division, and an officer of the Federated Funds. Mr. Fisher was a family man of deep faith, with exemplary character, prodigious generosity, immeasurable devotion, undeniable charm and a good sense of humor. He served his religion, family, community, and Federated and the Federated Funds, as well as their shareholders, officers and employees, with distinction. His integrity, intelligence, and keen sense of duty to shareholders, coupled with his faith and devotion to family, allowed him to become the consummate gentleman and salesman par excellence who will be greatly missed. Among his many achievements, Mr. Fisher led the sales strategy and execution for Federated’s Fund for U.S. Government Securities, the first fund to invest exclusively in government bonds, and spearheaded the campaign for sales of Federated’s Government Income Securities Fund, the first of what would become Federated’s Fortress family of funds. Federated expresses deep gratitude to Mr. Fisher for his inspiring leadership, distinguished service and contributions as a husband, father, co-founder, officer, colleague and friend.

Meetings and Committees of the Board

In 2018, the Board met on six occasions. The Board has an Audit Committee, Compensation Committee and Compliance Committee. The Board does not have a Nominating Committee; the Board as a whole performs this function. During 2018, all directors attended at least seventy-five percent of the meetings of the Board and the committees on which they served for time period (i.e., 2018) when they were members of the Board.

Audit Committee

The Audit Committee currently consists of Messrs. Joseph C. Bartolacci and Michael J. Farrell, and Ms. Marie Milie Jones, none of whom is a current or former officer or employee of Federated. Mr. Farrell is Chairman of the Audit Committee. The Board has adopted a written charter for the Audit Committee. The Board has determined that the members of the Audit Committee are “independent” as defined by the NYSE Rules applicable to audit committee members of a “controlled company.”

The Audit Committee is responsible for monitoring the integrity of the financial statements of Federated, the independent registered public accounting firm’s qualifications and independence, the performance of Federated’s internal audit function and independent registered public accounting firm, and Federated’s compliance with related applicable legal and regulatory requirements. The Audit Committee has the sole authority to appoint or replace the independent registered public accounting firm and is directly responsible for the compensation and oversight of the work of the independent registered public accounting firm. In performing its responsibilities, the Audit Committee reviews the audit plans of Federated’s internal auditors and the independent registered public accounting firm and monitors their progress during the year. In discharging its responsibilities, the Audit Committee is entitled to rely upon the reports, findings and representations of Federated’s internal auditors, independent registered public accounting firm, legal counsel and responsible officers. In 2018, the Audit Committee met on five occasions.

The Board has determined that Messrs. Joseph C. Bartolacci and Michael J. Farrell are audit committee financial experts as defined under federal securities laws.

Audit Committee Report

The Audit Committee oversees Federated’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. Management assessed the effectiveness of Federated’s internal control over financial reporting as of December 31, 2018, in relation to criteria for effective internal control over financial reporting as described in Internal Control – Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework). The scope of management’s assessment of the effectiveness of its disclosure controls and procedures did not include the internal controls over financial reporting at Hermes. Effective July 1, 2018, Federated acquired a majority interest in Hermes. Hermes represented approximately 13% and 12% of Federated’s total and net assets, respectively, as of December 31, 2018 and approximately 9% and 4% of Federated’s total revenue and net income, respectively, for the year ended December 31, 2018. This exclusion is consistent with the SEC Staff’s guidance that an assessment of a recently acquired business may be omitted from the scope of management’s assessment of the effectiveness of disclosure controls and procedures that are also part of internal control over financial reporting in the year of acquisition. In fulfilling its oversight responsibilities, the Audit Committee has met to review and discuss the audited financial statements in the 2018 Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity and completeness of disclosures in the financial statements.

The Audit Committee discussed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of Federated’s accounting principles as applied to the financial statements and such other matters as are required to be discussed with the Audit Committee under standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”). In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and the letter required by Rule 3526 of the PCAOB, Communication with Audit Committees Concerning Independence, relating to the independent registered public accounting firm’s independence from management and Federated, and has discussed with the independent registered public accounting firm their independence. The Audit Committee has considered whether the provisions of non-audit services by the independent registered public accounting firm are compatible with maintaining their independence.

The Audit Committee discussed with Federated’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of Federated’s internal controls, and the overall quality of Federated’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2018, for filing with the SEC. The Audit Committee also selected Ernst & Young LLP as Federated’s independent registered public accounting firm for the fiscal year ending December 31, 2019.

Respectfully Submitted:

Michael J. Farrell, Audit Committee Chairman

Joseph C. Bartolacci, Audit Committee Member

Marie Milie Jones, Audit Committee Member

Compensation Committee

The Compensation Committee, which operates pursuant to a written charter, consists of Messrs. Joseph C. Bartolacci and Michael J. Farrell, and Ms. Marie Milie Jones. Mr. Joseph C. Bartolacci is Chairman of the Compensation Committee. The Compensation Committee establishes performance measures and certifies achievement, recommends and approves compensation levels of executive officers, awards share-based compensation, works with senior management on benefit and compensation programs for Federated employees, and monitors local and national compensation trends to ensure that Federated’s compensation program is competitive within the mutual fund industry. The Compensation Committee serves as the Board Committee that administers the Federated Investors, Inc. Stock Incentive Plan, as amended (“Stock Incentive Plan”). On October 25, 2018, the Compensation Committee, pursuant to the terms of the Stock Incentive Plan, adopted a UK-Sub-Plan to the Stock Incentive Plan, as amended (“UK Sub-Plan”), to allow the Compensation Committee to grant awards of restricted stock to Federated’s United Kingdom (“UK”)-based employees. The Compensation Committee has delegated its full power and authority under the Stock Incentive Plan, as amended, and UK Sub-Plan, as amended, to the Chief Executive Officer with respect to all employees other than those subject to Section 16 of the Exchange Act. Currently, the following persons are subject to Section 16 of the Exchange Act: Messrs. Gordon J. Ceresino, J. Christopher Donahue, Thomas R. Donahue, John B. Fisher, Peter J. Germain, Eugene F. Maloney, Richard A. Novak, Saker A. Nusseibeh, Paul A. Uhlman and Steven P. Van Meter, as well as the non-employee members of the Board. In 2018, the Compensation Committee met on four occasions.

As members of the Compensation Committee, Messrs. Joseph C. Bartolacci and Michael J. Farrell, and Ms. Marie Milie Jones, are deemed to be non-employee directors as defined in Rule 16b-3 of the Exchange Act and outside directors, as previously defined for purposes of Section 162(m) of the Internal Revenue Code prior to its amendment pursuant to the Tax Cuts and Jobs Act of 2017 (“2017 Tax Act”).

Compensation Risk

The Compensation Committee collaborates with Federated’s management in reviewing the material terms of Federated’s compensation policies and programs for all employees, and evaluates the intended behaviors each is designed to incent to ensure that such policies and programs do not encourage excessive risk-taking that could result in a material, adverse impact to the Company. For 2018, this review included a review of the compensation policies and programs for Federated employees, including those employed by Hermes after July 2018. The Compensation Committee believes that Federated’s compensation policies and programs do not give rise to risks reasonably likely to have a material adverse effect on the Company.

Corporate Governance

To address corporate governance matters and communicate its business standards, Federated has adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics. The Code of Business Conduct and Ethics applies to directors, officers and employees of Federated. Copies of these materials, as well as Charters for the Audit, Compensation, and Compliance Committees, are available on Federated’s website at FederatedInvestors.com by first clicking on “About” and then “Corporate Governance.” The information contained on, or accessible through, our website is not part of, or incorporated by reference in, this Information Statement. The information is also available in print upon written request.

Under Federated’s policies, the directors are expected to attend the Annual Meeting. All of the directors on the Board at the time of the 2018 Annual Meeting attended the 2018 Annual Meeting.

Communications with the Board

Independent members of the Board have regularly scheduled executive sessions without management participation. Mr. Farrell presides over these meetings. In order that shareholders and other interested parties may make their concerns known to the independent directors as well as to the Audit Committee, Compliance Committee, and the full Board, the Board has established a telephone messaging system and an internet-based anonymous incident reporting system. All messages will be forwarded to Federated’s Chief Compliance Officer (“CCO”) for review, who will prepare a summary of such communications for the independent directors, the Audit Committee, the Compliance Committee, or the full Board, as appropriate. Information concerning the use of the messaging system and the reporting system can be obtained on Federated’s website at FederatedInvestors.com by first clicking on “About” and then “Corporate Governance.” The information contained on, or accessible through, Federated’s website is not part of, or incorporated by reference on, this Information Statement.

Board Leadership Structure

In 2018, Mr. J. Christopher Donahue was elected, and continues to serve, as President and Chief Executive Officer, and Chairman, of the Company. The Board does not have a policy with respect to whether the Chairman should be an independent director, an affiliated director or a member of Company management. The Company’s policy as to whether the role of Chief Executive Officer and Chairman should be separate is to adopt the practice that the Board believes best serves the Company’s and Shareholders’ interests at any particular time. Currently, the Board believes that, given Mr. J. Christopher Donahue’s knowledge, experience and strategic vision, and the evolving investment management industry, combining the roles of Chairman, President and Chief Executive Officer best serves the interests of the Company and its Shareholders. Additionally, the Board has currently designated Mr. Michael J. Farrell as Lead Independent Director. In that capacity, he chairs all executive sessions of the independent directors and serves as a liaison between the independent directors and management. The Board believes this leadership structure is appropriate because it effectively allocates authority, responsibility and oversight between management and the non-employee directors.

Risk Oversight

The Board has oversight responsibility for risk management, focusing on significant risks facing Federated, including operational, financial, legal, compliance and macro-economic risks. The Board and its committees work closely with management to monitor risk and it is management’s responsibility to manage risk and bring to the Board’s attention material risks to the Company. The Board has delegated responsibility to certain Board committees for the oversight of specific risks as follows:

The Compliance Committee is responsible for monitoring and reviewing significant legal, compliance and regulatory matters involving Federated. It accomplishes this by receiving regular reports from Federated’s Chief Risk Officer (“CRO”) and CCO, and meeting in executive session with these individuals as necessary.

The Audit Committee is responsible for monitoring and reviewing Federated’s policies and procedures relating to the financial reporting process, including the internal control process. It also monitors the Company’s internal audit function, the work performed by the independent registered public accounting firm and the Company’s compliance with related applicable legal and regulatory requirements. The Audit Committee also oversees Federated’s cybersecurity and business continuity risks/events and practices, measures, training and other efforts, and receives periodic (e.g., generally quarterly or more frequently when circumstances warrant) reports on such topics from Federated’s Chief Information Officer. It accomplishes these tasks by receiving regular reports from Federated’s Chief Audit Executive (“CAE”), as well as from Federated’s management and independent registered public accounting firm. It also meets in regular executive sessions with the CAE and the independent registered public accounting firm.

In addition, the Board as a whole receives regular reports on significant legal and regulatory matters from Federated’s General Counsel.

Federated maintains several departments which focus on risk assessment and mitigation. It maintains an Enterprise Wide Risk Management department (“Risk Management”) headed by the CRO. The CRO chairs the Enterprise Wide Risk Management Committee which includes department heads from across Federated, including Hermes’ Strategic Risk and Compliance Director. Risk Management implements the processes established to report and monitor material risks to the Company. The CRO reports directly to the Compliance Committee of the Board on a quarterly basis and the full Board as appropriate. The CRO reports to the Compliance Committee on significant enterprise risks such as regulatory, compliance and business risks as well as top investment-related risks that could impact the investment products under management by Federated. The CRO also provides the Compliance Committee with regular updates on enterprise risk initiatives being conducted by Risk Management.

Federated also maintains a Compliance Department headed by the CCO. The function of the Compliance Department and the role of the CCO are intended to operate in a manner consistent with Rule 38a-1 under the Investment Company Act of 1940 and Rule 206(4)-7 of the Investment Advisers Act of 1940, respectively. Hermes’ Strategic Risk and Compliance Director performs similar functions at Hermes and provides information to Federated’s CCO on compliance matters. The Compliance Department’s primary responsibility is to assure that compliance and ethical standards are in place within Federated and that policies and procedures have been adopted and implemented that are reasonably designed to prevent violations of federal securities laws and regulations. The CCO, like the CRO, reports directly to the Compliance Committee on significant compliance issues and initiatives on a quarterly basis and the full Board as appropriate.

Federated also maintains an Internal Audit Department headed by the CAE. The function of the Internal Audit Department is to provide an internal assessment of business processes, including assessments of Federated’s internal controls over the financial reporting process. It also provides consulting services to Federated business units to better allow such units to assess and monitor risk relating to their business processes. Hermes also maintains an internal audit function, and Hermes’ Head of Internal Audit provides information to Federated’s CAE on audit matters. The CAE reports directly to the Audit Committee on significant internal audit-related issues, as well as on the progress of management’s review of the internal controls over financial reporting on a quarterly basis.

Federated’s CCO, CRO and Deputy General Counsel, as well as Federated’s Chief Information Officer, Chief Information Security Officer, and other senior members of Federated’s management, also are members of, and Federated’s CAE attends meetings of, Federated’s Information Security and Data Governance Committee (“ISDG”). The ISDG’s primary functions are to: (1) serve as a governing body to support Federated’s information security and data governance practices and efforts; (2) address information security matters and data governance matters critical to Federated; (3) review written policies and procedures reasonably designed to (a) comply with applicable legal requirements, and (b) maintain appropriate information security and data governance practices; (4) monitor, and evaluate against industry practices and applicable regulatory requirements and guidance, Federated’s strategies relative to information security and data governance; and (5) serve as a liaison for discussions concerning information security and data governance with various Federated committees or governing bodies, management, and the Board.

Each of the CCO, CAE, CRO and Deputy General Counsel report to Federated’s Chief Legal Officer and General Counsel. Federated fosters effective communications among its various departments by maintaining internal compliance committees that meet at least quarterly. These committees (the “Internal Compliance Committees”), one for Federated and its wholly-owned subsidiaries (the “Federated Committee”) and one for its majority-owned subsidiary, Hermes and its subsidiaries (the “Hermes Committee”, which committee is also known as the “Hermes Risk & Compliance Executive”), administer Federated’s overall compliance program, including Federated’s Code of Business Conduct and Ethics. The Federated Committee is chaired by Federated’s CCO and composed of the Deputy General Counsel, the CRO and the CAE. The Hermes Committee is chaired by Hermes’ Strategic Risk and Compliance Director, and includes the Head of Legal Services, Chief Operating Officer and Head of Internal Audit at Hermes. The Hermes’ Strategic Risk and Compliance Director also participates in meetings of the Federated Committee. In addition, the Chief Legal Officer and General Counsel of Federated may provide input to each Committee at his discretion. The Hermes Committee provides information to the Federated Committee, and the Federated Committee apprises the Chief Legal Officer and General Counsel of any significant compliance matters. This committee structure presents a formal mechanism for these department heads to discuss compliance- and risk-related matters at Federated. In addition, each of Federated’s CCO, CAE, CRO and Deputy General Counsel, as well as Federated’s Chief Legal Officer and General Counsel, has the authority to contact the Board directly at any time to discuss risk-related matters if they deem it necessary.

Federated believes that the division of risk management responsibilities described above is an effective approach for addressing the risks facing Federated and that the Board leadership structure, described above, supports this approach.

Nomination of Directors

Under the NYSE Rules, Federated is not required to have a nominating committee because it is considered a “controlled company” for purposes of these rules. In light of this fact, Federated believes that it is appropriate not to have a nominating committee and, therefore, does not have a nominating committee charter in reliance on the NYSE Rules exemption. Federated’s current practice is for the Board as a whole to perform the functions of a nominating committee.

The Board does not currently consider director candidates recommended by Shareholders and does not have a formal policy with regard to consideration of director candidates recommended by Shareholders. Federated believes that it is appropriate not to have such a policy because of its status as a “controlled company” under the NYSE Rules.

The Board seeks candidates who possess the background, skills, experience, expertise, integrity, and degree of commitment necessary to make a significant contribution to the Board. In connection with its evaluation of a nominee, the Board takes into account all applicable laws, rules, regulations and listing standards and considers other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise, and its evaluation of other prospective nominees.

Although the Board does not have a formal policy regarding the consideration of diversity in identifying nominees for director, the Board believes directors should be selected so that the Board is a diverse body. In order to achieve this result, the Board seeks nominees who reflect differences of viewpoint, professional experience, education, skill and other individual qualities and attributes that it believes will strengthen the Board as a whole.

Nominees for directorship are recommended to the Board by Federated’s Chief Executive Officer and its other directors. An invitation to join the Board will generally be extended by Federated’s Chairman and Chief Executive Officer.

Compensation of Directors

Members of the Board who are also employees of Federated do not receive compensation for their service as directors. For their service as directors, non-employee directors receive (i) $50,000 per year; (ii) $5,000 per year for each Board Committee Membership; (iii) $5,000 per year for Compliance Committee Chairman, Compensation Committee Chairman and for service as Lead Independent Director, $7,500 per year for Audit Committee Chairman (each of the aforementioned payable in quarterly installments); (iv) $1,500 per attendance at a special meeting of the Board payable when such meetings occur; and (v) 2,150 shares of unrestricted Class B Common Stock annually pursuant to the Federated Investors, Inc. Stock Incentive Plan, as amended (the “Stock Incentive Plan”). Federated also paid the premiums for term life insurance and travel/accident insurance for each of Messrs. Bartolacci and Farrell, and Ms. Jones, which, in the aggregate, cost Federated approximately $320 in 2018.

Director Compensation Table

The following table sets forth compensation information for the fiscal year ended December 31, 2018 for Federated’s non-management directors.

2018 DIRECTOR COMPENSATION TABLE

Name (1)	Fees earned or paid in cash ($)	Stock awards ($)(2)	All other compensation ($)(3)	Total ($)
Joseph C. Bartolacci	70,000	58,029	543	128,572
Michael J. Farrell	77,500	58,029	1,855	137,384
Marie Milie Jones	70,000	58,029	303	128,332

(1)

The compensation of Messrs. J. Christopher Donahue, Thomas R. Donahue, and John B. Fisher is set forth in the 2018 Summary Compensation Table. Messrs. J. Christopher Donahue, Thomas R. Donahue, and John B. Fisher do not receive any additional compensation for services provided as a director of Federated.

(2)

The amounts in this column reflect the grant date fair value of 2,150 shares of unrestricted Class B Common Stock granted to each of Messrs. Bartolacci and Farrell, and Ms. Jones, as non-employee directors in 2018 pursuant to the Stock Incentive Plan. The grant date fair value reflects the closing price of $26.99 for Federated Class B Common Stock on the NYSE on April 27, 2018. As of December 31, 2018, each of Messrs. Bartolacci, and Farrell, and Ms. Jones, had the following number of stock options outstanding: Joseph C. Bartolacci: 0, Michael J. Farrell: 3,000, and Marie Milie Jones: 0. Any stock options still outstanding were granted in 2009. There have been no stock options granted since that time.

(3)	The amounts in this column reflect imputed income for Federated-provided life and travel/accident insurance. For Mr. Farrell, it also reflects spousal travel.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included herein with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Information Statement.

Respectfully Submitted:

Joseph C. Bartolacci, Compensation Committee Chairman

Michael J. Farrell, Compensation Committee Member

Marie Milie Jones, Compensation Committee Member

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

The investment management business is highly competitive and experienced professionals have significant career mobility. Federated’s ability to attract, retain and properly motivate highly qualified professionals is a critical factor in maintaining Federated’s competitive position within the investment management industry and ensuring Federated’s future success. Accordingly, Federated’s compensation programs are comprised of competitive levels of cash compensation together with equity and other components that are consistent with Shareholder interests. Federated’s compensation programs are designed to reward outcomes related to a variety of factors including Federated’s revenues, earnings, earnings on a per share basis, return on equity and payout ratio. Additional consideration is given to Federated’s investment and financial performance as measured against other similar companies within the investment management industry and the performance of Federated’s stock. In addition, compensation programs at Hermes also reward outcomes relating to factors such as business revenue, margin and individual and team performance. Federated’s Chief Executive Officer, Chief Financial Officer and its three other most highly compensated executive officers for 2018 are referred to herein as the “Named Executive Officers.”

Allocation Among Compensation Components

As previously noted, each component of Federated’s compensation program is designed to be competitive within the investment management industry and to align the interests of Federated’s executive officers with those of Federated’s Shareholders. The final determination on setting compensation for executive officers (including Hermes’ Chief Executive Officer who is also an executive officer of Federated) rests with the Compensation Committee. With respect to Hermes’ Chief Executive Officer, his compensation is also reviewed by Hermes’ Remuneration Committee and Board of Directors, which Federated controls, after consultation between Federated’s Chief Executive Officer and the independent chairman of Hermes’ Board of Directors. The Compensation Committee takes a holistic approach to assessing and determining the components of each executive officer’s total compensation. The Compensation Committee receives input and recommendations from, and works collaboratively with, Federated’s Chief Executive Officer in analyzing information relating to the Company and individual performance. The Compensation Committee not only considers a variety of factors relating to Company performance, including Federated’s Operating Profits (as defined hereinafter), revenues, earnings per share and stock performance, but also considers industry compensation trends among companies in Federated’s peer group, as discussed below. The Compensation Committee also reviews investment performance and financial performance on a comparative basis, as well as the effectiveness of marketing and sales efforts. The Compensation Committee subjectively considers a number of different individual and corporate performance factors, but gives no specific weighting to any such factor. Each component of compensation is reviewed independently each year, taking into consideration both Company and individual results as well as comparative peer group information.

Peer Group. In 2018, Federated engaged Deloitte Consulting LLP (“Deloitte”), a nationally recognized consulting firm with expertise in executive compensation practices and program design, to conduct a study of the compensation of executive officers at Federated and nine of Federated’s peers within the investment management industry. The Compensation Committee has reviewed Federated’s relationships with, and the services provided by, Deloitte and has not identified any conflicts of interest.

Federated’s peer group selected for purposes of Deloitte’s study included Affiliated Managers Group, Inc.; AllianceBernstein Holding LP; BlackRock, Inc.; Eaton Vance Corp.; Franklin Resources, Inc.; Invesco Ltd.; Legg Mason, Inc.; T. Rowe Price Group, Inc.; and Waddell & Reed Financial, Inc. In selecting this peer group, Federated used the size criteria of approximately one-half to two times Federated in one or more of the following metrics: revenue, assets under management, net income and market capitalization. The peer group data used for purposes of Deloitte’s study is generally gathered from publicly disclosed documents of those companies. Therefore, these results will typically only relate to the five most highly compensated executive officers of a given company. Information prepared by Deloitte was provided to the Compensation Committee to assist it in its efforts to determine appropriate levels of compensation. While the Compensation Committee considers the peer data provided by Deloitte in setting executive compensation, Federated does not benchmark to a specified percentile of this peer group. Janus Henderson Group PLC, which was included in the peer group in prior years, was removed in 2018 due to M&A activity.

Base Salary. Base salaries are intended to form a competitive percentage of total cash compensation. Federated’s objective in paying a base salary is to provide its executive officers with a level of assured cash compensation that is commensurate with their position, expertise and accomplishments. In establishing base salaries, the Compensation Committee considers performance assessments and recommendations provided by Federated’s Chief Executive Officer with respect to executive officers other than himself. The Compensation Committee also gives consideration to Federated’s financial results from the prior year as well as the base salaries paid for comparable positions by companies in Federated’s peer group. The Compensation Committee did not increase any Named Executive Officer’s 2018 base salary consistent with Federated’s company-wide effort to control expenses.

With Federated’s completion of its acquisition of a majority interest in Hermes effective July 1, 2018, Mr. Saker A. Nusseibeh, Hermes’ Chief Executive Officer, became an executive officer of Federated. His 2018 base salary was determined prior to such acquisition by Hermes’ Remuneration Committee and Board of Directors to provide a level of assured cash compensation commensurate with his position, expertise and accomplishments. For 2019 and subsequent years, his base salary will be determined by Federated’s Compensation Committee, and reviewed by Hermes’ Remuneration Committee and Board of Directors, which Federated now controls, after consultation between Federated’s Chief Executive Officer and the independent chairman of Hermes’ Board of Directors.

Bonuses. Bonuses paid under the Federated Investors, Inc. Annual Incentive Plan, as amended (“Annual Incentive Plan”) are designed to reward executive officers for the successful attainment of annual results that are consistent with Federated’s long-term growth and development. Each year, the Compensation Committee reviews requirements relating to executive compensation and establishes one or more performance goals for bonus awards. In the past, the performance goals had to be attained for bonuses to be awarded under the Annual Incentive Plan. For awards beginning with the 2018 awards, the Compensation Committee reviewed the changes effected by the Tax Cuts and Jobs Act of 2017 (“2017 Tax Act”) as well as the terms of the Annual Incentive Plan, and determined, based on management’s recommendation after consulting with tax counsel, that the achievement of the performance goal under the Annual Incentive Plan will not be a condition precedent for future awards, but instead will be a factor that the Committee can consider in determining whether the awards are earned. For taxable years beginning after December 31, 2017, among other changes, the 2017 Tax Act: (1) eliminated the exception for performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Code”), so all performance and non- performance based compensation paid to a covered employee that is greater than $1 million per year will be non-deductible; (2) expanded the definition of “covered employee” to include the principal financial officer (e.g., Chief Financial Officer) in addition to the principal executive officer (e.g., Chief Executive Officer) and the next three highest compensated officers; and (3) provided that an employee who qualifies as a “covered employee” at any time on or after January 1, 2017 will always remain a “covered employee” (even after termination of employment). These non-deductibility rules also apply to a covered employee’s beneficiary (e.g., payments made after termination of employment, including death). With these changes, any compensation (including performance-based compensation) in excess of $1 million that is paid to a covered employee will be non-deductible. As a result, the Committee took into consideration the fact that performance-based compensation arrangements can be structured without regard to the technical and prescription requirements of Code Section 162(m) and Treasury Regulation 1.162-27. While a performance goal is no longer required, management and the Compensation Committee continue to believe that attainment of a performance goal provides appropriate incentives and serves as an appropriate factor to consider in determining whether a bonus award is earned.

The performance period over which the performance goals are measured may be a calendar year, or other period of 12 months or less, for which a participant’s performance is measured as established in the discretion of the Compensation Committee. For 2018, the Compensation Committee set a performance goal of Federated attaining Operating Profits (as defined below) of $71.25 million for the nine month period ending September 30, 2018, as a factor to consider whether bonuses would be awarded. For purposes of the Annual Incentive Plan performance goal, operating profits are defined, for the applicable performance period, as total revenue less distributions to non-controlling (minority) interests and less total expenses (including net non-operating income/expenses and income taxes and excluding amortization of intangibles, impairment losses and debt expenses) as reflected in Federated’s audited or unaudited financial statements (“Operating Profits”). For 2017 and prior years, achievement of the performance goal was a condition for payment of a bonus under the Annual Incentive Plan. As discussed above, for 2018 and future awards, the Compensation Committee determined, based on management’s recommendation after consulting with tax counsel, that the achievement of the performance goal under the Annual Incentive Plan will not be a condition precedent for future awards, but instead will be a factor that the Committee can consider in determining whether the awards are earned. For the nine-month period ended September 30, 2018, Federated had Operating Profits of approximately $158.5 million. For 2018, the maximum amount that may be awarded to each executive officer participating in the Annual Incentive Plan was $6 million. On February 22, 2019, in light of the 2017 Tax Act, this maximum amount limitation will not apply for 2019 and future years so long as a maximum award amount is not required under the Code. Achievement of the performance goal does not serve to ensure the award of a bonus under the Annual Incentive Plan. For 2018 and prior years, the Compensation Committee had the discretion, in appropriate circumstances, to reduce or eliminate a bonus even if a performance goal was achieved. For future awards, the Compensation Committee determined, based upon management’s recommendation after consulting with tax counsel, and after reviewing the 2017 Tax Act changes and the Annual Incentive Plan, that it has the discretion (either negative or positive), in appropriate circumstances, to increase, reduce or eliminate a bonus. The awards are payable under the Annual Incentive Plan promptly after the Compensation Committee has made the final award determinations (but in no event later than 2 1⁄2 months after the close of the fiscal year in which the performance period ends).

For 2018, consistent with past practice, the Compensation Committee, in the exercise of its discretion under the Annual Incentive Plan, reduced the amount of the bonus award from the maximum amount eligible to be attained by an executive officer, with the exception of Mr. Ceresino who received bonus awards totaling $6 million for 2018.

Participants in the Annual Incentive Plan for 2018 included Federated’s executive officers as of January 25, 2018. For 2019, participants in the Annual Incentive Plan include Federated’s executive officers as of January 24, 2019, except for Mr. Saker A. Nusseibeh. For 2019, the Compensation Committee set a performance goal of Federated attaining Operating Profits of $75 million for the nine month period ending September 30, 2019 as a factor in determining whether bonuses will be awarded. Mr. Saker A. Nusseibeh is not a participant under the Annual Incentive Plan because he is a participant in the Hermes Annual Discretionary Bonus Scheme (the “Hermes Bonus Plan”) under which he is eligible to receive awards. All awards received under this Hermes Bonus Plan are subject to the Hermes Co-Investment Scheme (“Co-Investment Plan”) whereby bonuses of £75,000 or more are subject to an increasing rate of deferral dependent on the size of the award with deferred awards being notionally invested in certain funds and vesting ratably over three years.

In determining awards for 2018 under the Annual Incentive Plan, and in reviewing and determining Mr. Saker A. Nusseibeh’s proposed award under the Hermes Bonus Plan, the Compensation Committee considered a variety of factors, including Federated’s Operating Profits, revenues, earnings, earnings on a per share basis and return on equity and payout ratio. Also taken into consideration by the Compensation Committee was the performance of Federated’s stock, Federated’s investment and financial performance as measured against other similar companies within the investment management industry, and the performance assessment and recommendations made by Federated’s Chief Executive Officer with respect to executive officers other than himself. The Compensation Committee also considered the Company’s relative performance in challenging market conditions, the Company’s effective expense management and the Company’s market share.

The Compensation Committee, as noted above, also considers individual performance factors.

Individual factors the Compensation Committee considered when determining Mr. J. Christopher Donahue’s 2018 bonus award included executive leadership with respect to overall management of the Company, and executive leadership in responding to current and emerging regulatory issues.

Individual factors the Compensation Committee considered when determining Mr. Thomas R. Donahue’s 2018 bonus award included breadth of operational responsibility beyond traditional Chief Financial Officer duties, and executive leadership with respect to financial reporting, industry initiatives, and acquisitions.

Individual factors the Compensation Committee considered when determining Mr. John B. Fisher’s 2018 bonus award included executive leadership with respect to investment management, product performance and depth and breadth of fund knowledge.

Individual factors the Compensation Committee considered when determining Mr. Gordon J. Ceresino’s 2018 bonus awards (including the $3 million cash bonus awarded on August 31, 2018) included executive leadership with respect to the Company’s global business plan and international distribution, as well as his involvement in completing Federated’s acquisition of a majority interest in Hermes.

Individual factors the Compensation Committee considered when determining Mr. Saker A. Nusseibeh’s proposed 2018 bonus award included executive leadership with respect to the overall management of Hermes, and its business plan and distribution, as well as his leadership role in the ongoing collaboration between Hermes and Federated after negotiation and completion of the sale of a majority interest in Hermes to Federated.

The Compensation Committee gives no specific weighting to any of the aforementioned individual and corporate performance factors and considers each of them on a subjective basis. None of the determinations that the Compensation Committee made upon considering the 2017 Tax Act and the Annual Incentive Plan were intended to modify or otherwise effect in any way any remuneration provided pursuant to a written binding contract in effect as of November 2, 2017. As a general matter, the changes to Code Section 162(m) effected by the 2017 Tax Act apply to taxable years beginning after December 31, 2017 (i.e., from January 1, 2018 forward), however, remuneration provided pursuant to a written binding contract in effect as of November 2, 2017, and which has not thereafter been modified in any material respect, can be grandfathered under the 2017 Tax Act and continue to be deductible (assuming compliance with other relevant requirements of former Code Section 162(m)).

Equity Compensation. Executives receiving bonus awards under the Annual Incentive Plan participate in Federated’s Restricted Stock Program. For 2018 Annual Incentive Plan bonus awards, executives under the age of sixty-two on the date of the award generally receive eighty percent of their award amount in cash and twenty percent in the form of restricted stock (“Bonus Restricted Stock”), and may elect to receive seventy percent in cash and thirty percent in Bonus Restricted Stock. For 2018, executive officers aged sixty-two or older on the date of the award, who receive bonus awards under the Annual Incentive Plan may elect to receive 100% of such awards in cash, may elect to receive eighty percent in cash and twenty percent in Bonus Restricted Stock or may elect to receive seventy percent in cash and thirty percent in Bonus Restricted Stock. Bonus Restricted Stock is awarded at eighty-five percent of fair market value, based on the closing price of Federated Class B Common Stock on the NYSE on the award date and generally vests ratably over a three-year period. Additionally, the Compensation Committee may, at its discretion, make cash bonus awards that are not subject to the Bonus Restricted Stock Program.

Mr. Saker A. Nusseibeh also participates in Federated’s Bonus Restricted Stock Program. For Mr. Saker A. Nusseibeh’s award under the Hermes Co-Investment Plan, 25% in 2018, and 50% in future years, of the deferred amount of his Annual Incentive Plan bonus award is used to determine the amount of Bonus Restricted Stock that he is granted for purposes of Federated’s Bonus Restricted Stock Program under the UK Sub-Plan. The applicable portion of the deferred amount is converted from British pounds sterling to U.S. dollars based on the closing exchange rate (as published in Bloomberg) on the date the bonus award is paid by Hermes to him, and then he receives Bonus Restricted Stock at eighty-five percent of the fair market value based on the closing price of Federated Class B Common Stock on the NYSE on the award date. His Bonus Restricted Stock Awards generally vest ratably over a three-year period.

Bonus Restricted Stock awards are made at eighty-five percent of fair market value in recognition of the risk of forfeiture and the delay in receiving awards earned. The Company believes that the Bonus Restricted Stock portion of bonus awards serves to further align the interests of executive officers with those of Federated’s shareholders.

In 2018, the Compensation Committee also granted periodic restricted stock (“Periodic Restricted Stock”) awards to executive officers under the Stock Incentive Plan and the UK Sub-Plan. In determining whether Periodic Restricted Stock awards are appropriate and, if so, the size of such an award, the Compensation Committee holistically considers any outstanding and unvested restricted stock the executive officer holds as well as the value of equity compensation as a component of total compensation. In making its decision, the Compensation Committee also considers on a subjective basis factors such as the executive officer’s performance, changes in his or her responsibilities, promotions and general industry practices. Periodic Restricted Stock awards, for which executive officers pay the Company $3.00 per share, generally vest over a ten-year period for U.S.-based personnel and, for tax reasons, after five years for UK-based personnel, which Federated believes serves to align the long-term interests of executive officers with those of Federated’s Shareholders. The timing of Periodic Restricted Stock grants is driven by the Compensation Committee’s assessment of the need to compensate executive officers, not by Federated’s Class B Common Stock price. Grants are made only during “open” periods in which the Company has not implemented trading restrictions. Please refer to footnotes (2) and (3) of the 2018 Summary Compensation Table and footnotes (2), (3) and (4) of the Outstanding Equity Awards at Fiscal Year End Table, and the Narrative Disclosure to the 2018 Summary Compensation Table and the 2018 Grants of Plan-Based Awards Table, for further information relating to the Company’s awards of Bonus Restricted Stock and Periodic Restricted Stock to Named Executive Officers.

In addition to being eligible to receive Periodic Restricted Stock Mr. Saker A. Nusseibeh participates in a Hermes’ Long-Term Incentive Plan, the terms of these awards are more fully discussed in the Narrative Disclosure to the 2018 Summary Compensation Table and 2018 Grants of Plan-Based Awards Table, under which he is eligible to receive awards representing beneficial interests in a pool of Hermes’ shares that are held by an employee benefit trust established for the benefit of Hermes’ employees who receive such awards. On July 2, 2018, in connection with Federated’s acquisition of a majority interest in Hermes, Hermes’ board granted Mr. Saker A. Nusseibeh an award of 1,316,571 shares of Hermes under the Long-Term Incentive Plan.

Federated does not currently award stock options to its executive officers (or its other employees).

Perquisites and Other Benefits. Federated provides a limited number of perquisites and other benefits to its executive officers that are intended to encourage the health and wellness of its executive officers and to reduce the time and attention that they must spend on non-Federated issues.

Certain executive officers are eligible for reimbursement for the initiation fees and dues associated with membership in golf and/or social clubs that have a business purpose. Such memberships provide executive officers with an appropriate forum for entertaining clients/customers and interacting with the community. During 2018, six executive officers were provided with on-site parking at Federated’s headquarters. Executive officers are permitted to use Federated’s corporate aircraft for a limited amount of personal use when the corporate aircraft is not being utilized for business purposes. Such personal use of the corporate aircraft must be pre-approved by the Chief Executive Officer or Chief Financial Officer. Personal use of the corporate aircraft by an executive officer results in taxable income to the executive officer determined in accordance with Internal Revenue Service regulations. For security and efficiency reasons, the Chairman, Chief Executive Officer and Chief Financial Officer are required to use the corporate aircraft for business and personal use to the greatest reasonable extent.

Executive officers are entitled to receive medical, life and disability coverage and other corporate benefits available to most of Federated’s other employees. Executive officers are also provided an annual physical, at their option.

Executive officers based in the U.S. are eligible to participate in the Federated Investors, Inc. Profit Sharing/401(k) Plan, which is made available to substantially all of Federated’s employees.

Board Process

The Compensation Committee receives input and recommendations from, and works collaboratively with, Federated’s Chief Executive Officer in analyzing information relating to Company and individual performance. As discussed above, the Compensation Committee also considers a variety of factors when determining annual salary and awards of bonuses or awards of Periodic Restricted Stock. The Compensation Committee not only considers a variety of factors relating to Company performance, including Federated’s Operating Profits, revenues, earnings per share and stock performance, but also considers industry compensation trends among companies in Federated’s peer group as provided in the aforementioned study conducted by Deloitte. The Compensation Committee also reviews investment performance and financial performance on a comparative basis, as well as the effectiveness of marketing and sales efforts. Although the Compensation Committee considers a number of different individual and corporate performance factors, no specific weighting is given to any such factor. Because Federated is a “controlled company” and does not solicit proxies, consents or authorizations from shareholders relating to the Annual Meeting, Federated is not required to hold, and, therefore, consideration is not given to the results of, a shareholder advisory vote on executive compensation pursuant to Section 14A of the Exchange Act.

Summary Compensation Table

The following table sets forth compensation information for the fiscal years ended December 31, 2018, 2017 and 2016 for Federated’s Named Executive Officers.

2018 SUMMARY COMPENSATION TABLE

Name & Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)

J. Christopher Donahue President and Chief Executive Officer	2018 2017 2016	787,500 787,500 787,500	- - -	1,376,487 1,147,073 1,023,556	2,730,000 2,730,000 2,275,000	545,267 530,082 504,134	5,439,254 5,194,655 4,590,190

Thomas R. Donahue Chief Financial Officer and President, FII Holdings, Inc.	2018 2017 2016	720,000 720,000 720,000	- - -	1,371,985 1,328,300 1,165,551	2,030,000 1,890,000 1,610,000	615,731 546,243 592,797	4,737,716 4,484,543 4,088,348

John B. Fisher Vice President and President and Chief Executive Officer, Federated Advisory Companies	2018 2017 2016	635,000 635,000 635,000	- - -	1,654,336 1,610,659 1,097,904	2,520,000 2,450,000 2,170,000	313,083 314,785 450,006	5,122,419 5,010,444 4,352,910

Gordon J. Ceresino (5) Vice Chairman and President Federated International Management Limited and Federated International Securities Corp.	2018 2017	798,000 798,000	3,000,000 -	771,981 810,645	2,100,000 1,200,000	261,183 206,598	6,931,164 3,015,243

Saker A. Nusseibeh (5)(6) Chief Executive Officer Hermes Fund Managers Limited	2018	296,940	-	8,633,347	624,693	15,613	9,570,593

(1)

On August 31, 2018, in connection with the successful closing of Federated’s acquisition of a majority interest in Hermes, Mr. Gordon J. Ceresino received a bonus of $3 million under the Annual Incentive Plan which was paid entirely in cash and was not subject to Federated’s Bonus Restricted Stock Program.

(2)

The amounts in this column reflect the aggregate grant date fair value of restricted stock awards for the fiscal years ended December 31, 2018, 2017 and 2016 (as applicable) calculated in accordance with U.S. generally accepted accounting principles applicable to stock compensation. Additional information regarding Restricted Stock awards can be found in the 2018 Grants of Plan-Based Awards Table. The calculation methodology for the valuation of Periodic Restricted Stock and Bonus Restricted Stock awards is set forth in Note 1(r) of Federated’s Consolidated Financial Statements contained in Federated’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018. Additionally, for Mr. Saker A. Nusseibeh, this amount reflects the grant of an award representing a beneficial interest of 1,316,571 shares in Hermes Fund Managers Limited received under the Hermes’ Long-Term Incentive Plan on July 2, 2018 as more fully discussed in the Narrative Disclosure to 2018 Summary Compensation Table and 2018 Grants of Plan-Based Awards Table. The value of the shares was determined using a grant date British pounds sterling to U.S. dollars exchange rate of 1.3207.

(3)

The table below is provided to assist the reader in understanding the total bonus earned by each Named Executive Officer under the Annual Incentive Plan or, for Mr. Saker A. Nusseibeh, Co-Investment Plan (“Total Bonus”) and the percentage of such Total Bonus allocated to Bonus Restricted Stock (“% BRS”) for each of the fiscal years ended December 31, 2018, 2017 and 2016 (as applicable).

	2018 Annual Incentive Plan/ Hermes Bonus Plan		2017 Annual Incentive Plan		2016 Annual Incentive Plan
	Total Bonus ($)	% BRS	Total Bonus ($)	% BRS	Total Bonus ($)	% BRS
J. Christopher Donahue	3,900,000	30	3,900,000	30	3,250,000	30
Thomas R. Donahue	2,900,000	30	2,700,000	30	2,300,000	30
John B. Fisher	3,600,000	30	3,500,000	30	3,100,000	30
Gordon J. Ceresino	6,000,000	15	1,500,000	20	-	-
Saker A. Nusseibeh	2,265,725	11

While the cash portion of the Total Bonus paid in 2019 for fiscal year 2018 is reported in the “Non-Equity Incentive Plan Compensation” column of the 2018 Summary Compensation Table, the portion of the fiscal year 2018 Total Bonus received in the form of Bonus Restricted Stock in 2019 is not represented. Rather, the Bonus Restricted Stock received in 2018 for fiscal year 2017 Total Bonus is included in the “Stock Awards” column for fiscal year 2018. No amounts of Bonus Restricted Stock are reported for Mr. Saker A. Nusseibeh given he was not a Named Executive Officer in 2017. The grant date fair value of the Bonus Restricted Stock received in 2018, 2017 and 2016 for fiscal years 2017, 2016 and 2015, respectively, was based on the NYSE closing prices of $34.01, $26.56 and $28.34, respectively, on the relevant grant dates. The closing price of the Class B Common Stock on December 31, 2018, the last day of trading in 2018, was $26.55. Bonus Restricted Stock is awarded at eighty-five percent of fair market value on the date of grant.

(4)

With respect to Mr. J. Christopher Donahue, the amount listed for 2018 reflects matching contributions under Federated’s 401(k) Plan, company-provided parking, club dues, spousal travel and an annual physical. In addition, Federated paid the premium for long-term disability insurance. It also includes a life insurance premium of $55,079, medical insurance premium of $152,614, dividends received on restricted stock of $153,556 and $138,115 that reflects the aggregate incremental cost to Federated of personal use of the corporate aircraft. The aggregate incremental cost to Federated of personal use of the corporate aircraft is determined on a per flight basis and includes the cost of fuel, landing and storage fees, crew-related expenses and other miscellaneous variable costs.

With respect to Mr. Thomas R. Donahue, the amount listed for 2018 reflects matching contributions under Federated’s 401(k) Plan, company-provided parking, club dues, spousal travel and an annual physical. In addition, Federated paid the premium for long-term disability insurance. It also includes a life insurance premium of $54,259, a medical insurance premium of $206,919, dividends received on restricted stock of $218,150 and $90,351 that reflects the aggregate incremental cost to Federated of personal use of the corporate aircraft.

With respect to Mr. John B. Fisher, the amount listed for 2018 reflects matching contributions under Federated’s 401(k) Plan, company-provided parking, club dues, spousal travel and an annual physical. In addition, Federated paid the premium for long-term disability insurance and a portion of the premiums for life, accidental death and medical insurance. It also includes dividends received on restricted stock of $227,347 and $41,514 that reflects the aggregate incremental cost to Federated of personal use of the corporate aircraft.

With respect to Mr. Gordon J. Ceresino, the amount listed for 2018 reflects matching contributions under Federated’s 401(k) Plan, club dues and spousal travel. In addition, Federated paid the premium for long-term disability insurance and a portion of the premiums for life, accidental death and medical insurance. It also includes dividends received on restricted stock of $189,499.

With respect to Mr. Saker A. Nusseibeh, the amount listed of $15,613 for 2018 reflects a proportionate cost of additional benefits provided by the company including pension contribution, private medical insurance premium, life cover, income protection and health assessment.

(5)

Mr. Gordon J. Ceresino was not a Named Executive Officer for the fiscal year ended December 31, 2016. Therefore, only his 2017 and 2018 compensation information is included in the 2018 Summary Compensation Table. Mr. Saker A. Nusseibeh was not a Named Executive Officer for the fiscal years ended December 31, 2016 and 2017, and only became an executive officer of Federated effective July 1, 2018. Therefore, only compensation information for the period from July 1, 2018, through December 31, 2018, is included in the 2018 Summary Compensation Table.

(6)

Mr. Saker A. Nusseibeh’s base salary and any non-equity compensation are paid in British pounds sterling. Unless otherwise specified, the amounts set forth in this table and elsewhere in this Information Statement reflects the conversion from British pounds sterling to U.S. dollars using the average exchange rate of 1.2947 for the six month period from July 1, 2018 to December 31, 2018.

Grants of Plan-Based Awards

The following table sets forth information concerning cash bonuses and restricted stock awards granted to the Named Executive Officers during the fiscal year ended December 31, 2018.

2018 GRANTS OF PLAN-BASED AWARDS TABLE

			Estimated future payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards			All other	Grant date
Name	Grant Date	Approval Date (1)	Threshold ($)	Target ($) (2)	Maximum ($)	Threshold (#)	Target (#) (3)	Maximum (#)	stock awards: number of shares of stock or units (#) (4)	fair value of stock and option awards ($) (5)

J. Christopher Donahue	3/6/18	1/25/18					-		40,473	1,376,487
				2,730,000	6,000,000

Thomas R. Donahue	3/6/18 11/16/18	1/25/18 10/25/18					18,500		28,020	952,960 419,025
				2,030,000	6,000,000

John B. Fisher	3/6/18 11/16/18	1/25/18 10/25/18					18,500		36,322	1,235,311 419,025
				2,520,000	6,000,000

Gordon J. Ceresino	3/6/18 11/16/18	1/25/18 10/25/18					18,500		10,378	352,956 419,025
				2,100,000	6,000,000

Saker A. Nusseibeh(6)	7/2/18 11/16/18	7/2/18 10/25/18					1,316,571 5,000			8,520,097 113,250
				624,693

(1)	Compensation Committee approval date.

(2)

With respect to Messrs. J. Christopher Donahue, Thomas R. Donahue, and John B. Fisher, the amounts in this column reflect seventy percent of the bonus each received in 2019 under the Annual Incentive Plan for fiscal year 2018. The remaining thirty percent for 2018 was received in 2019 in the form of Bonus Restricted Stock. With respect to Mr. Gordon J. Ceresino, the amount in this column reflects seventy percent of the bonus he received in 2019 under the Annual Incentive Plan for fiscal year 2018 that was subject to Federated’s Bonus Restricted Stock Program. The remaining thirty percent of that bonus was received in 2019 in the form of Bonus Restricted Stock. With respect to Mr. Saker A. Nusseibeh, approximately 55% of the bonus he received under the Co-Investment Plan for 2018 was paid in cash. Mr. Saker A. Nusseibeh only became an executive officer of Federated effective July 1, 2018, therefore the amount in this column reflect 50% of the cash portion of his 2018 bonus. Approximately 45% of Mr. Saker A. Nusseibeh’s total 2018 bonus was deferred, 25% of the deferred amount was received in 2019 in the form of Bonus Restricted Stock and the remaining 75% was deferred in accordance with the terms of the Co-Investment Plan.

(3)

The amounts reflected in this column represent Periodic Restricted Stock received in 2018 under the Stock Incentive Plan and UK Sub-Plan for a purchase price of $3.00 per share. For Mr. Saker A. Nusseibeh, this amount also reflects the grant of an award representing a beneficial interest of 1,316,571 shares in Hermes Fund Managers Limited received under the Hermes’ Long-Term Incentive Plan on July 2, 2018 as more fully discussed in the Narrative Disclosure to 2018 Summary Compensation Table and 2018 Grants of Plan-Based Awards Table. The value of the shares reflects a grant date British pounds sterling to U.S. dollars exchange rate of 1.3207.

(4)

The amounts reflected in this column represent Bonus Restricted Stock received in 2018 attributed to the allocated portion of the 2017 bonus payable under the Annual Incentive Plan, which is generally subject to a three-year vesting period.

(5)

The calculation methodology for the valuation of Periodic Restricted Stock and Bonus Restricted Stock awards is set forth in Note 1(r) of Federated’s Consolidated Financial Statements contained in Federated’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018. Named Executive Officers pay the Company $3.00 per share for Periodic Restricted Stock awards. With respect to Mr. Saker A. Nusseibeh, the value of his award of beneficial interests in Hermes Fund Managers Limited is based on a July 2, 2018 grant date British pounds sterling to U.S. dollars exchange rate of 1.3207.

(6)

Mr. Saker A. Nusseibeh’s non-equity incentive plan awards are paid in British pounds sterling. Unless otherwise specified, the amounts set forth in this table and elsewhere in this Information Statement reflects the conversion from British pounds sterling to U.S. dollars using the average exchange rate of 1.2947 for the six month period from July 1, 2018 to December 31, 2018.

Narrative Disclosure to 2018 Summary Compensation Table and 2018 Grants of Plan-Based Awards Table

The 2018 Bonus Restricted Stock awards included in the “Stock Awards” column of the 2018 Summary Compensation Table were granted in partial payment of the 2017 bonus awards and generally vest in equal one-third amounts over a three-year period. The Bonus Restricted Stock is awarded at eighty-five percent of fair market value. The Bonus Restricted Stock is granted under the Annual Incentive Plan and, for Bonus Restricted Stock granted in 2019 for Mr. Saker A. Nusseibeh, the UK Sub-Plan. See the discussion under the captions Bonuses and Equity Compensation in the Compensation Discussion and Analysis above for further information regarding the terms applicable to Bonus Restricted Stock. The Bonus Restricted Stock grant date fair value is reflected under the “Grant date fair value of stock and option awards” column of the 2018 Grants of Plan-Based Awards Table.

On November 16, 2018, each of Messrs. Thomas R. Donahue, John B. Fisher and Gordon J. Ceresino received an award of 18,500 shares of Periodic Restricted Stock under the Stock Incentive Plan. On November 16, 2018, Mr. Saker A. Nusseibeh received an award of 5,000 shares of Periodic Restricted Stock under the UK Sub-Plan. These awards are reflected in the “Estimated future payouts under equity incentive plan awards” column of the 2018 Grants of Plan-Based Awards Table. Each such award is governed by an accompanying 2018 Restricted Stock Award Agreement or 2018 Restricted Stock Award Agreement for UK Sub-Plan, as applicable. These agreements specify that the shares are subject to forfeiture should a certain performance measurement not be attained. In order to satisfy the performance measurement, Federated must have Operating Profits of at least $75 million for the nine-month period ending September 30, 2019. (Please see the discussion of the effect of the 2017 Tax Act on future performance-based compensation in the “Compensation Discussion and Analysis” under the heading “Bonuses”.) Such awards are also subject to confidentiality and non-competition obligations. Mr. Saker A. Nusseibeh’s award under the UK Sub-Plan also is subject to certain malus and clawback provisions that are customary in the UK. Recipients pay the Company $3.00 per share for Periodic Restricted Stock awards and are entitled to receive dividends on the restricted shares which are the same as those paid on unrestricted Class B Common Stock. Except for Mr. Saker A. Nusseibeh’s award, Periodic Restricted Stock awards granted in 2018 vest over a ten-year period with restrictions lapsing fifty percent on each of approximately the award’s fifth- and tenth-year anniversaries, except in the case of a recipient’s death or separation from employment due to disability, in which case should death or separation from employment due to disability occur prior to the fifth vesting date, the stock vests in accordance with the vesting schedule and all unvested shares at the time of death or disability are forfeited and sold back to Federated for the purchase price ($3.00/share) or should death or separation from employment due to disability occur on or after the fifth vesting date, all of the unvested shares become vested shares upon such separation from employment or death. Mr. Saker A. Nusseibeh’s Periodic Restricted Stock Award vests after five years.

On July 2, 2018, Mr. Saker A. Nusseibeh received an award representing a beneficial interest in 1,316,571 shares of Hermes under Hermes’ Long-Term Incentive Plan, which are divided into Pool A interests (75%) and Pool B interests (25%) . This Long-Term Incentive Plan is intended to allow participants to benefit from long term growth in Hermes’ business. This award also is reflected in the “Estimated future payouts under equity incentive plan awards” column of the 2018 Grants of Plan Based Awards Table. The Plan’s rules specify that the award is subject to forfeiture should Mr. Saker A. Nusseibeh not satisfy the relevant criteria, such as that of “Good Leaver” status prior to the vesting date. Vesting occurs over 36 - 60 months in increasing tranches from 20% to 50% from the date of award where after the participant is able to utilize sale windows after years 4 and 5 for 50%, respectively, of vested Pool A interests, years 6, 7 and 8 at 1/3rd of the vested Pool B interests per annum at the attributable value. The Plan rules contain provisions regarding malus and clawback in respect of vested and unvested awards. Award holders are also entitled to participate, proportionate to the number of shares granted, in any dividends declared by Hermes.

Federated previously made a matching contribution under the Federated Investors, Inc. Profit Sharing/401(k) Plan in an amount equal to 100% of the first 2% that each participant defers and 50% of the next 4% of deferral contributions, for a total match of 4%, and these amounts are included in the “All Other Compensation” column of the 2018 Summary Compensation Table. On January 25, 2018, Federated’s Board approved increasing the matching contribution under the Federated Investors, Inc. Profit Sharing/401(k) Plan to an amount equal to 100% of the first 3% that each participant defers and 50% of the next 3% of deferral contributions, for a total match of 4.5%. On October 25, 2018, Federated’s Board again approved increasing, effective January 1, 2019, the matching contribution under the Federated Investors, Inc. Profit Sharing/401(k) Plan to an amount equal to 100% of the first 4% that each participant defers and 50% of the next 2% of deferral contributions, for a total match of 5%.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information concerning unvested Periodic Restricted Stock and Bonus Restricted Stock awards held by the Named Executive Officers as of December 31, 2018. The Named Executive Officers held no stock options as of December 31, 2018.

	Stock Awards

Name	Grant Date	Number of Units of Stock That Have Not Vested (#)	Market Value of Units of Stock That Have Not Vested ($) (1)

J. Christopher	11/18/2009 (2)	7,500	199,125
Donahue	11/18/2010 (2)	8,750	232,313
	11/18/2011 (2)	10,000	265,500
	11/16/2012 (2)	9,000	238,950
	11/18/2013 (2)	10,000	265,500
	3/4/2016 (3)	12,039	319,635
	3/6/2017 (3)	28,792	764,428
	3/6/2018 (3)	40,473	1,074,558
Total		126,554	3,360,009

Thomas R.	11/18/2009 (2)	7,500	199,125
Donahue	11/18/2010 (2)	8,750	232,313
	11/18/2011 (2)	10,000	265,500
	11/16/2012 (2)	9,000	238,950
	11/18/2013 (2)	10,000	265,500
	11/18/2014 (2)	16,000	424,800
	11/18/2015 (2)	15,725	417,499
	3/4/2016 (3)	8,406	223,179
	11/18/2016 (2)	16,650	442,058
	3/6/2017 (3)	20,376	540,983
	11/17/2017 (2)	17,575	466,616
	3/6/2018 (3)	28,020	743,931
	11/16/2018 (2)	18,500	491,175
Total		186,502	4,951,629

John B.	11/18/2009 (2)	7,500	199,125
Fisher	11/18/2010 (2)	8,750	232,313
	11/18/2011 (2)	10,000	265,500
	11/16/2012 (2)	9,000	238,950
	11/18/2013 (2)	10,000	265,500
	11/18/2014 (2)	16,000	424,800
	11/18/2015 (2)	15,725	417,499
	3/4/2016 (3)	7,610	202,046
	11/18/2016 (2)	16,650	442,058
	3/6/2017 (3)	27,464	729,169
	11/17/2017 (2)	17,575	466,616
	3/6/2018 (3)	36,322	964,349

	11/16/2018 (2)	18,500	491,175
Total		201,096	5,339,100

Gordon J.	3/20/2009 (4)	30,000	796,500
Ceresino	11/18/2010 (2)	3,500	92,925
	11/18/2011 (2)	10,000	265,500
	11/16/2012 (2)	9,000	238,950
	11/18/2013 (2)	10,000	265,500
	11/18/2014 (2)	16,000	424,800
	11/18/2015 (2)	15,725	417,499
	3/4/2016 (3)	3,099	82,278
	11/18/2016 (2)	16,650	442,058
	3/6/2017 (3)	7,383	196,019
	11/17/2017 (2)	17,575	466,616
	3/6/2018 (3)	10,378	275,536
	11/16/2018 (2)	18,500	491,175
Total		167,810	4,455,356

Saker A. Nusseibeh	11/16/2018 (5)	5,000	132,750
Total		5,000	132,750

(1)	The amounts in this column reflect a December 31, 2018, the last day of trading in 2018, closing price of $26.55 for Class B Common Stock on the NYSE.
(2)

These restricted stock awards are 10-year plans which vest 5% in years 1-4 and years 6-9 and 30% in years 5 and 10. Vested shares are still considered restricted until they are released - releases occur in years 5 (first half of shares released) and 10 (second half of shares released). Vesting schedules for the awards shown above are as follows:

Grant Date:	Vesting Schedule (vesting percentages should be applied to “Original Shares Awarded”):
11/18/2009	30% on November 1, 2019
11/18/2010	5% on November 1, 2019; 30% on November 16, 2020

11/18/2011	5% on November 1, 2019 and 5% on November 16, 2020; 30% on November 16, 2021

11/16/2012	5% on November 1, 2019, 5% on November 16, 2020, and 2021; 30% on November 16, 2022

11/18/2013	5% on November 1, 2019, 5% on November 16, 2020, 2021 and 2022; 30% on November 17, 2023

11/18/2014	5% on or about November 16, 2020, 2021, 2022, and 2023; 30% on November 1, 2019 and November 18, 2024

11/18/2015	5% on November 1, 2019, 5% on or about November 16, 2021, 2022, 2023 and 2024; 30% on or about November 16, 2020 and 202511/18/2016 5% on November 1, 2019, 5% on or about November 16, 2020, 2022, 2023, 2024 and 2025; 30% on or about November 16, 2021 and 2016

11/17/2017	5% on November 1, 2019, 5% on or about November 16, 2020, 2021, 2023, 2024, 2025 and 2026; 30% on or about November 16, 2022 and 2027

11/16/2018	5% on November 1, 2019, 5% on or about November 16, 2020, 2021, 2022, 2024, 2025, 2026 and 2027; 30% on or about November 17, 2023 and 2028

(3)	These restricted stock awards are 3-year bonus plans which vest 33 1/3% each year for three years. Vested shares under these plans are released upon vesting. Vesting schedules for the awards shown above are as follows:

Grant Date:	Vesting Schedule (vesting percentages should be applied to “Original Shares Awarded”):
3/4/2016	Two-thirds of this award have already vested; remaining 1/3 to vest on March 4, 2019

3/6/2017	One-third of this award has already vested; remaining 2/3 to vest on March 4, 2019 (1/3) and March 6, 2020 (1/3)

3/6/2018	Vesting occurs 33 1/3% on each of March 4, 2019, March 6, 2020 and March 5, 2021

(4)	These restricted stock awards are structured identically to the 10-year November awards described in footnote (2).

(5)	For Mr. Saker A. Nusseibeh, his restricted stock award under the UK Sub-Plan vests after five years, at which time the restrictions lapse. This restricted stock award vests 100% on November 17, 2023.

Option Exercises and Stock Vested

The following table sets forth information concerning Periodic Restricted Stock and Bonus Restricted Stock held by the Named Executive Officers that vested during the fiscal year ended December 31, 2018. No options were exercised by the Named Executive Officers during the fiscal year ended December 31, 2018.

2018 OPTION EXERCISES AND STOCK VESTED TABLE

	Stock Awards
Name	Number of shares acquired on vesting (#)	Value realized on vesting ($) (1)

J. Christopher Donahue	45,319	1,409,289

Thomas R. Donahue	46,785	1,320,691

John B. Fisher	53,462	1,492,516

Gordon J. Ceresino	26,600	735,009

(1)

The value realized on vesting of stock awards is equal to the difference between the closing market price of Class B Common Stock on the NYSE on the date of vesting and the purchase price paid by the Named Executive Officer, if any, multiplied by the number of shares that vested.

Pay Ratio Disclosure

For Federated’s fiscal year ended December 31, 2018:

The median annual compensation of all non-excluded employees of Federated (other than the Chief Executive Officer (or principal executive officer) (“CEO”)) was $94,391; and

The annual total compensation of Federated’s CEO was $5,439,254.

Based upon this information, the 2018 ratio of the annual total compensation of Federated’s CEO to the median of the annual total compensation of all non-excluded employees was approximately 58 to 1.

We believe the pay ratio disclosed above is a reasonable estimate calculated in a manner consistent with the SEC’s Regulation S-K, Item 402(u). To identify the median of the annual total compensation of all of Federated’s non-excluded employees and to determine the annual total compensation of Federated’s median employee and Federated’s CEO, Federated took the following steps:

Federated selected December 31, 2018, which is within the last three months of 2018, as the date used to identify Federated’s median employee because it enabled Federated to make such identification in an efficient and reasonable manner.

Federated determined that, as of December 31, 2018, Federated had 1,437 employees, with 1,414 employees in the U.S. and 23 employees outside of the U.S. in the United Kingdom (17), Germany (3), Canada (2) and Japan (1). Federated excluded 441 Hermes employees as permitted by the SEC’s Regulation S-K, Item 402(u) because they became Federated employees as the result of Federated’s acquisition of a majority interest in Hermes effective July 1, 2018. Federated also excluded as de minimis its 23 non-U.S. employees. In each case, these employees were excluded from the number of employees used to identify the employee with the median annual compensation of Federated’s non-excluded employees since Federated’s 23 non-U.S. employees (other than Hermes’ employees) represent less than 5%

of Federated’s total employee population. For purposes of identifying the employee with the median annual compensation of all of Federated’s non-excluded employees, Federated considered all of its U.S. employee population, including permanent employees and temporary or seasonal employees. The annual total compensation Federated used to identify the employee with the median total compensation includes all earnings reported for Federated’s U.S. employees on Form W-2 to the Internal Revenue Service for 2018. Federated annualized the total compensation of the permanent employees who did not work for Federated during the entire 2018 fiscal year. Once the employee with the median total annual compensation was identified, Federated combined all of the elements of such employee’s compensation for 2018 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $94,391. The employee with the median total compensation did not receive any equity awards. The total compensation income for Federated’s CEO is based upon his total compensation for 2018 as reported in the 2018 Summary Compensation Table in this Information Statement.

Employment Agreements and Change-of-Control Agreement

Federated generally does not have employment agreements or change-of-control agreements with its executive officers. The only employment agreements Federated currently has in place with Named Executive Officers are with Mr. John B. Fisher and Mr. Saker A. Nusseibeh.

On December 28, 1990, Mr. John B. Fisher entered into an employment agreement (the “Fisher Employment Agreement”) with Federated Investors, a predecessor of Federated, in connection with his employment by Federated Investors as an officer and employee. The Fisher Employment Agreement is still in effect. Under the terms of the Fisher Employment Agreement, Mr. John B. Fisher is subject to certain restrictions with regard to confidentiality and competition. Mr. John B. Fisher is not permitted to disclose confidential information that he receives in the course of or as a result of his employment. Additionally, upon termination of his employment, Mr. John B. Fisher is prohibited from directly or indirectly competing with Federated for a period of two years. Furthermore, upon termination of his employment, Mr. John B. Fisher agrees not to directly or indirectly solicit employees of Federated to terminate their employment or contractual relations with Federated.

On July 2, 2018 Hermes entered into a new employment agreement with Mr. Saker A. Nusseibeh (the “Nusseibeh Employment Contract”) as part of Federated’s majority purchase of Hermes. The key elements of the Employment Contract remain largely unchanged, save for updated terminology and legislation in the UK, since the original agreement was entered into in 2009. Under the terms of the Nusseibeh Employment Contract, Mr. Saker A. Nusseibeh is subject to certain restrictions with regard to confidentiality and competition. Mr. Saker A. Nusseibeh is not permitted to disclose confidential information that he receives in the course of or as a result of his employment. Additionally, upon termination of his employment, Mr. Saker A. Nusseibeh is prohibited from being involved in any capacity with any business that is in competition with any (Restricted Business) of a Group Company (as defined therein) for a period of twelve months. Furthermore, upon termination of his employment, Mr. Nusseibeh agrees not to solicit or engage employees of any Group Company to terminate their employment or contractual relations with Hermes.

TRANSACTIONS WITH RELATED PERSONS

During 2018, Mr. Richard B. Fisher, a co-founder of Federated and father of Mr. John B. Fisher, Vice President of Federated, was employed by Federated as Vice Chairman. Mr. Richard B. Fisher was compensated eight hundred thousand dollars for his services in 2018. Mr. Richard B. Fisher passed away on October 23, 2018. During 2018, Mr. Richard H. Donahue, son of Mr. Thomas R. Donahue, Chief Financial Officer of Federated, was employed by Federated as an Assistant Business Controller. Mr. Richard H. Donahue was provided compensation in the amount of approximately eighty-one thousand dollars and received a Periodic Restricted Stock award with a grant date value of forty-five thousand three hundred dollars, which equaled the closing price of $25.65 for Federated Class B Common Stock on the NYSE as of November 16, 2018 multiplied by 2,000 shares, minus the $3 per share purchase price.

CONFLICT OF INTEREST POLICIES AND PROCEDURES

Federated maintains a Code of Business Conduct and Ethics (the “Code”). The Code applies to each director, officer and employee of Federated (each a “Covered Person”). The Code specifically addresses a variety of conflicts of interest, including transactions with related persons. The Code also sets forth guidance for Covered Persons with regard to general conflict of interest scenarios where an individual’s private interests interfere in any way with the interests of Federated as a whole. Federated relies on the integrity and undivided loyalty of Covered Persons to maintain the highest level of objectivity in performing their duties.

Covered Persons are expected to avoid any situation in which personal interests conflict, or have the appearance of conflicting, with those of Federated. Covered Persons are responsible for avoiding any misconduct or perceived conflicts of interest. Accordingly, employees are expected to use prudent behavior and discretion in all transactions and relationships and are required to make prompt and complete disclosure of any possible or probable conflict of interest to their direct supervisor or manager, human resources, or Federated’s Internal Compliance Committees, as described below. Non-employee directors are also expected to make appropriate disclosures to the Board and to take appropriate steps to recuse themselves from Board decisions with respect to transactions or other matters involving Federated as to which they are interested parties or with respect to which a real or apparent conflict of interest exists. As a general rule, Covered Persons should never receive a payment or anything of value in exchange for a decision involving Federated’s business, with limited exceptions for token gifts of nominal value. Additionally, Covered Persons generally may not have any direct or indirect financial interest in, or any business relationship with, a person or entity that does business with Federated or is a competitor of Federated. This policy does not apply to an arms-length purchase of goods or services for personal or family use or to the ownership of less than five percent of the shares of a publicly traded company. Other arms-length business relationships with Federated and/or the Federated Funds may be permissible provided such business relationships are disclosed to, reviewed and approved by applicable Federated Internal Compliance Committee (as detailed below). Furthermore, Covered Persons should not engage in outside jobs or activities that compete with Federated in any way. Except in certain limited circumstances, any employee who is invited to join the board of directors or to serve as an officer of another organization must obtain the approval of the applicable Federated Internal Compliance Committee. The Code requires directors who are invited to serve on other boards to promptly notify Federated’s Chief Executive Officer and Chairman.

The Code is administered by the Federated Internal Compliance Committee (i.e., the Federated Committee and the Hermes Committee). The Federated Committee is chaired by Federated’s CCO and composed of the Deputy General Counsel, the CRO and the CAE. The Hermes Committee is chaired by Hermes’ Strategic Risk and Compliance Director, and includes the Head of Legal Services, Chief Operating Officer and Head of Internal Audit at Hermes. The Hermes’ Strategic Risk and Compliance Director also participates in meetings of the Federated Committee. The Hermes Committee provides information to the Federated Committee, and the Federated Committee apprises the Chief Legal Officer and General Counsel of any significant compliance matters. As previously discussed, the Code requires Covered Persons to disclose to the applicable Federated Internal Compliance Committee any personal activities or financial interests that could negatively influence, or give the appearance of negatively influencing, their judgment or decisions. Federated’s Internal Compliance Committees then determine if there is a conflict and, if so, how to resolve it without compromising the interests of Federated, the Federated Funds or other accounts, as applicable. When necessary, the Hermes Internal Compliance Committee reports matters to the Federated Internal Compliance Committee and the Federated Internal Compliance Committee will bring matters to Federated’s Chief Legal Officer and General Counsel, senior staff or the Board for final resolution.

The transactions disclosed above were reviewed and approved in accordance with the Code.

A written copy of the Code is available on Federated’s website at FederatedInvestors.com by first clicking on “About” and then “Corporate Governance.” The information contained on, or accessible through, our website is not part of, or incorporated by reference in, this Information Statement.

SECURITY OWNERSHIP

Class A Common Stock

The following table sets forth certain information regarding beneficial ownership of Federated’s Class A Common Stock by each person who is known by Federated to own beneficially more than five percent of the outstanding shares of Class A Common Stock as of February 28, 2019.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class
Voting Shares Irrevocable Trust dated May 31, 1989	9,000	100.0%
c/o The Beechwood Company, L.P. Suite 720 1001 Liberty Avenue Pittsburgh, Pennsylvania 15222-3716

All of the outstanding shares of Class A Common Stock are held by the Voting Trust, the trustees of which are Mr. J. Christopher Donahue, Federated’s President and Chief Executive Officer and Chairman of the Board, Mr. Thomas R. Donahue, Federated’s Vice President, Chief Financial Officer, and Treasurer, and a member of the Board, and Ms. Rhodora J. Donahue, their mother, for the benefit of certain members of the Donahue family. Under the terms of the Voting Trust, the trustees are authorized to vote shares held by the Voting Trust and the trustees additionally may sell, transfer or otherwise dispose of shares owned by the Voting Trust. The entire voting power of Federated is vested in the holder of the outstanding shares of Class A Common Stock, except as otherwise provided in the Restated Articles of Incorporation of Federated or as required by applicable law. The address for the trustees of the Voting Trust is the same address shown in the above table.

Class B Common Stock

The following table sets forth certain information regarding beneficial ownership of Federated’s Class B Common Stock as of February 28, 2019, by (i) each of the current directors of Federated, (ii) the Named Executive Officers of Federated, and (iii) all executive officers and current directors of Federated as a group. As of February 28, 2019 there were 100,792,549 shares of Class B Common Stock outstanding.

Name of Beneficial Owner	Shares Beneficially Owned (1)(2)	Percent of Class

J. Christopher Donahue (3)	2,414,654	2.4%

Thomas R. Donahue (4)	1,712,151	1.7%

John B. Fisher (5)	599,985	*

Gordon J. Ceresino (6)	237,211	*

Saker A. Nusseibeh	5,000	*

Michael J. Farrell (7)	141,350	*

Joseph C. Bartolacci	4,150	*

Marie Milie Jones	9,650	*

All executive officers and current directors as a group (13 persons)	5,565,180	5.5%

*	Less than 1%.

(1)	Calculated pursuant to Rule 13d-3(d) of the Exchange Act. Unless stated below, each such person has sole voting and investment power with respect to all such shares.

(2)

Does not include an aggregate of 30,654 shares of Class B Common Stock allocated to the accounts of directors and executive officers who are participants in the Federated Investors, Inc. Profit Sharing/401(k) Plan.

(3)

Includes 278,101 shares owned by Comax Partners, L.P. (d/b/a The Beechwood Company, L.P.), a limited partnership of which Beechmax, Inc. is general partner, Mr. J. Christopher Donahue is a trustee of the Trust for the Benefit of the Family of J. Christopher Donahue which is a shareholder of Beechmax, Inc. (Mr. J. Christopher Donahue disclaims beneficial ownership of approximately 266,145 shares owned by Comax Partners, L.P.); 5,819 shares owned by John F. Donahue Revocable Trust, Mr. J. Christopher Donahue is a trustee (Mr. J. Christopher Donahue disclaims beneficial ownership of all 5,819 shares owned by John F. Donahue Revocable Trust); 5,819 shares owned by Rhodora J. Donahue Revocable Trust, Mr. J. Christopher Donahue is a trustee (Mr. J. Christopher Donahue disclaims beneficial ownership of all 5,819 shares owned by Rhodora J. Donahue Revocable Trust); 569,880 shares owned by The John F. Donahue and Rhodora J. Donahue Joint Revocable Trust, Mr. J. Christopher Donahue is a trustee (Mr. J. Christopher Donahue disclaims beneficial ownership of all 569,880 shares owned by The John F. Donahue and Rhodora J. Donahue Joint Revocable Trust); and 82 shares owned by AWOL, Inc., Mr. J. Christopher Donahue is a trustee of the Trust for the Benefit of the Family of J. Christopher Donahue which is a shareholder of AWOL, Inc. (Mr. J. Christopher Donahue disclaims beneficial ownership of all 82 shares owned by AWOL, Inc.).

(4)

Includes 4,409 shares owned by Mrs. Thomas R. Donahue; 655,550 shares owned by Maxfund Partners, L.P., a limited partnership of which Maxfund, Inc. is the general partner, Mr. Thomas R. Donahue is a shareholder of Maxfund, Inc. (Mr. Thomas R. Donahue disclaims beneficial ownership of approximately 630,960 shares owned by the Maxfund Partners, L.P.); 278,101 shares owned by Comax Partners, L.P. (d/b/a The Beechwood Company, L.P.), a limited partnership of which Beechmax, Inc. is general partner, Mr. Thomas R. Donahue is a trustee of the Trust for the Benefit of the Family of Thomas R. Donahue which is a shareholder of Beechmax, Inc. (Mr. Thomas R. Donahue disclaims beneficial ownership of approximately 273,883 shares owned by Comax Partners, L.P.); 78,084 shares owned by immediate family members living in his household (Mr. Thomas R. Donahue disclaims beneficial ownership of all 78,084 shares); 82 shares owned by AWOL, Inc., Mr. Thomas R. Donahue is a trustee of the Trust for the Benefit of the Family of Thomas R. Donahue which is a shareholder of AWOL, Inc. (Mr. Thomas R. Donahue disclaims beneficial ownership of all 82 shares owned by AWOL, Inc.); and 50,000 shares owned by a family trust, for which Mr. Thomas R. Donahue is a trustee (Mr. Thomas R. Donahue disclaims beneficial ownership of all 50,000 shares owned by the family trust).

(5)

Includes 40,000 shares held by Rosewood Limited Partnership, a limited partnership of which Mr. John B. Fisher is a general partner. Mr. John B. Fisher disclaims beneficial ownership of all shares in which he does not have a pecuniary interest.

(6)	Includes 41,675 shares held by Ceresino Family Trust. Mr. Gordon J. Ceresino disclaims beneficial ownership of all shares in which he does not have a pecuniary interest.

(7)

Includes 3,000 stock options that are currently exercisable; 30,000 shares owned by the Farrell Family Partnership 2nd, a limited partnership of which Mr. Michael J. Farrell is the sole owner of the corporate general partner; 60,200 shares owned by the Michael J. Farrell Charitable Remainder Unit Trust; and 10,000 shares owned by The MJF 2011 Trust. Mr. Michael J. Farrell disclaims beneficial ownership of all shares in which he does not have a pecuniary interest.

Section 16(a) Beneficial Ownership Reporting Compliance

Under the securities laws of the United States, Federated’s directors, its executive officers and any persons beneficially owning more than ten percent of Federated’s Class A Common Stock and Class B Common Stock are required to report their ownership of Federated’s Class A and Class B Common Stock and any changes in that ownership to the SEC and to the NYSE. Specific due dates for these reports have been established and Federated is required to report in this Information Statement any failure to file by these dates. Based on a review of any Forms 3 and 4 (and amendments) furnished to Federated during, and Forms 5 (and amendments) furnished to Federated with respect to, the fiscal year ended December 31, 2018, all reports required by Section 16(a) of the Exchange Act during the fiscal year were timely filed.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP served as the independent registered public accounting firm for Federated (including Hermes) for 2018 and continues to serve as the independent registered public accounting firm for Federated (including Hermes). Representatives of Ernst & Young LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

The following fees are for services rendered by Ernst & Young LLP for the audit of Federated’s financial statements for the fiscal years ended December 31, 2018 and December 31, 2017, the audit of internal control over financial reporting for the fiscal years ended December 31, 2018 and December 31, 2017, the review of the financial statements in Federated’s Forms 10-Q for the fiscal years ended December 31, 2018 and December 31, 2017, and other billings for services rendered to Federated:

	2018	2017

Audit Services Fees:	$3,658,822	$2,229,606

Fees for audit of consolidated financial statements, quarterly reviews, audit of internal control over financial reporting, statutory audits of certain subsidiaries, consolidated funds and other significant transactions.

Audit-Related Services Fees:	$464,756	$975,736
Fees for audit-related services primarily include due diligence, agreed upon procedures, audits of the employee benefit plan and other assurance and related services.
Tax Fees:	$270,299	$275,724
Fees for international tax compliance, tax advice and tax planning services.
All Other Fees:	$254,588	$177,632
Fees for other services primarily include certain Federated-sponsored product-related tax assistance, portfolio scanner services and certain permitted advisory services.

AUDIT COMMITTEE PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee has adopted a policy for pre-approval of all audit, audit-related, tax and other services, classified as All Other Services, to be performed by Federated’s independent registered public accounting firm, subject to the de minimis exception for non-audit services described in Section 10A(i)(1) subparagraph (B) of the Exchange Act. The policy was adopted in order to ensure that the provision of these services does not impair the auditor’s independence. The Audit Committee annually, or more frequently (if necessary), reviews and pre-approves the services that may be provided by the independent registered public accounting firm. Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee. The Audit Committee will revise the list of general pre-approved services from time to time, based upon subsequent determinations. The term of the general pre-approval is twelve months from the date of pre-approval, unless specifically provided otherwise. The Audit Committee will waive the pre-approval requirement with respect to the provision of non-audit services if: (i) the aggregate amount of all such non-audit services provided constitutes not more than five percent of the total amount of fees paid by Federated to its independent registered public accounting firm during the fiscal year in which the services are provided; (ii) such services were not recognized by Federated at the time of engagement of the independent registered public accounting firm to be non-audit services; and (iii) such services are promptly brought to the attention of the Audit Committee (or its delegate) and approved prior to the completion of the audit. The Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee. The Chairman of the Audit Committee reports any pre-approval decisions to the Audit Committee at its scheduled meetings. All fees paid to Ernst & Young LLP for the years ended December 31, 2018 and 2017 were pre-approved by the Audit Committee in accordance with this policy.

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